Exhibit 10.5

SCHLUMBERGER 2010 OMNIBUS STOCK INCENTIVE PLAN

2013 TWO YEAR PERFORMANCE SHARE UNIT AWARD AGREEMENT

This Performance Share Unit Award Agreement (“Agreement”) is entered into effective by and between Schlumberger Limited (the “Company”), and                     (“Employee”), pursuant to the Schlumberger 2010 Omnibus Stock Incentive Plan (the “Plan”). Employee and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

1. Award. In consideration of Employee’s continued employment as hereinafter set forth, the Company hereby grants to Employee an award of “Performance Share Units”, provided that (except as otherwise provided in this Agreement) the final number of Performance Share Units shall be determined in accordance with the performance criteria set forth on Attachment I. The Target Performance Share Units subject to this award is set forth in an award notice previously delivered to Employee. The Performance Share Units are notional units of measurement denominated in shares of Common Stock. Each Performance Share Unit represents a right to receive one share of Common Stock or equivalent value, subject to the conditions and restrictions on transferability set forth below and in the Plan.

2. Vesting of Performance Share Units. The period of time between the date of grant specified in the award notice (the “Grant Date”) and the vesting of Performance Share Units (and the termination of restrictions thereon) shall be referred to herein as the “Performance Period.” The Performance Share Units shall become vested as follows:

(a) On January 17, 2015 (the “Vesting Date”), a number of Performance Share Units shall vest based on the extent to which the Company has satisfied the performance condition set forth on Attachment I to this Agreement, provided that Employee is continuously employed by the Company in an Eligible Position (as defined below) through the Vesting Date and has not experienced a Termination of Employment as of such date.

(b) If Employee’s Termination of Employment (as defined below) occurs due to Retirement (as defined below), Disability (as defined below) or death (each, a “Qualifying Termination”) on or after the first anniversary of the Grant Date, then on the Vesting Date Employee shall vest in the number of Performance Share Units determined by multiplying (i) the number of Performance Share Units that would have vested as determined in accordance Subsection 2(a) had Employee’s Termination of Employment not occurred and (ii) a fraction, the numerator of which is the number of days that elapsed between the Grant Date and the date of Employee’s Termination of Employment and the denominator of which is 730.

(c) If Employee ceases to be employed in a position eligible to receive Performance Share Units pursuant to this Agreement (as determined by the Committee in its sole and absolute discretion) (an “Eligible Position”) on or after the first anniversary of the Grant Date, then on the Vesting Date Employee shall vest in the number of Performance Share Units determined by multiplying (i) the number of Performance Share

Units that would have vested as determined in accordance Subsection 2(a) had Employee not ceased to be employed in an Eligible Position and (ii) a fraction, the numerator of which is the number of days that elapsed between the Grant Date and the date Employee ceased to be employed in an Eligible Position and the denominator of which is 730, provided that Employee (x) is continuously employed by the Company through the Vesting Date or (y) experiences a Qualifying Termination after Employee ceases to be employed in an Eligible Position. For the avoidance of doubt, if Employee experiences a Qualifying Termination after Employee ceases to be employed in an Eligible Position, the provisions of this Subsection 2(c) shall determine the number of Performance Share Units that shall vest on the Vesting Date. If Employee ceases to be employed in an Eligible Position and then is again employed is an Eligible Position (while remaining continuously employed by the Company) during the Performance Period, the numerator in clause (ii) of this Subsection 2(c) shall be equal to the total number of days that Employee is employed in an Eligible Position during the Performance Period.

3. Settlement of Performance Share Units. Payment of vested Performance Share Units shall be made in shares of Common Stock as soon as administratively practicable, but in no event later than 2-1/2 months following the year in which the Performance Share Units vest (the “Settlement Date”); provided, however, that the Committee may, in its sole and absolute discretion, settle the vested Performance Share Units in cash based on the Fair Market Value of the shares of Common Stock on the Settlement Date.

4. Forfeitures of Performance Share Units.

(a) Until the Performance Period specified in Section 2 has expired, upon Employee’s Termination of Employment from the Company other than as described in Subsection 2(b) or Employee ceasing to be employed in an Eligible Position other than as described in Subsection 2(c), Employee shall immediately forfeit all Performance Share Units, without the payment of any consideration. Upon forfeiture, neither Employee nor any successors, heirs, assigns, or legal representatives of Employee shall thereafter have any further rights or interest in the Performance Share Units.

(b) Notwithstanding any provision in this Agreement to the contrary, if Employee engages in Detrimental Activity (as defined below) prior to the Settlement Date, Employee shall immediately forfeit all Performance Share Units without the payment of any consideration.

5. Restrictions on Transfer.

(a) Performance Share Units granted hereunder to Employee may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise, other than to the Company as a result of the forfeiture of units as provided herein or pursuant to Section 10.

(b) Consistent with the foregoing, except as contemplated by Section 10, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If Employee shall attempt to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder, other than as contemplated by Section 10, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration, or any other form of process or involuntary lien or seizure, then such attempt shall have no effect and shall be void.

6. Rights as a Stockholder. Employee shall have no rights as a stockholder with regard to the Performance Share Units. Rights as a stockholder shall arise only if the Performance Share Units are settled in shares of Common Stock as set forth in Section 3.

7. Taxes. To the extent that the receipt of the Performance Share Units or the payment upon lapse of any restrictions results in income to Employee for federal or state income tax purposes or in any other cases where the Company holds the view that it is obligated to withhold taxes, Employee shall deliver to the Company immediately prior to the time of such receipt or lapse, as the case may be, such amount of money or shares of Common Stock owned by Employee, at Employee’s election, as the Company may require to meet its obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from the payment for vested Performance Share Units or from any cash or other form of remuneration then or thereafter payable to Employee an amount equal to any tax required to be withheld by reason of such resulting compensation income. The Performance Share Units are intended to be “short-term deferrals” exempt from Section 409A and shall be construed and interpreted accordingly.

8. Changes in Capital Structure. As more fully described in the Plan, if the outstanding shares of Common Stock shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, or recapitalization, the number and kind of Performance Share Units shall be appropriately and equitably adjusted so as to maintain their equivalence to the proportionate number of shares.

9. Compliance With Securities Laws. The Company shall not be required to deliver any shares of Common Stock pursuant to this Agreement if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations or the laws of any other country. Prior to the issuance of any shares pursuant to this Agreement, the Company may require that Employee (or Employee’s legal representative upon Employee’s death or Disability) enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

10. Assignment. The Performance Share Units are not transferable (either voluntarily or involuntarily) by the recipient except by will or the laws of descent and distribution. Payment of the Performance Share Units after your death shall be made to your estate or, in the sole and absolute discretion of the Committee, to the person or persons entitled to receive such payment under the laws of descent and distribution. No purported assignment or transfer, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the purported assignee or transferee any interest or right therein whatsoever but immediately upon any such purported assignment or transfer, or any attempt to make the same, the Performance Share Units shall terminate and become of no further effect.

11. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Employee, the Company and their respective permitted successors or assigns (including personal representatives, heirs and legatees). Employee may not assign any rights or obligations under this Agreement except to the extent, and in the manner, expressly permitted herein.

12. Limitation of Rights. Nothing in this Agreement or the Plan may be construed to:

(a) give Employee any right to be awarded any further Performance Share Units (or other form of stock incentive awards) other than in the sole discretion of the Committee;

(b) give Employee or any other person any interest in any fund or in any specified asset or assets of the Company (other than the Performance Share Units); or

(c) confer upon Employee the right to continue in the employment or service of the Company or any Subsidiary.

13. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

14. No Waiver. The failure of Employee or the Company to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Employee or the Company may have under this Agreement shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

15. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in the Plan. Certain other terms used herein have definitions given to them in the first place in which they are used. In addition, the following terms shall have the meanings set forth in this Section 15.

(a) “Detrimental Activity” means activity that is determined by the Committee in its sole and absolute discretion to be detrimental to the interests of the Company or any of its Subsidiaries, including but not limited to situations where a Employee: (i) divulges trade secrets, proprietary data or other confidential information relating to the Company or to the business of the Company and any Subsidiaries, (ii) enters into employment with or provides services to any company listed on the Philadelphia Oil Service Sector Index (or any successor index) as of the date of Employee’s Termination of Employment (or any affiliate thereof) under circumstances suggesting that Employee shall be using unique or special knowledge gained as a Company employee or Subsidiary employee to compete with the Company or its Subsidiaries, (iii) engages or employs, or solicits or contacts with a view to the engagement or employment of, any person who is an officer or employee of the

Company or its Subsidiaries, (iv) canvasses, solicits, approaches or entices away or causes to be canvassed, solicited, approached or enticed away from the Company or its Subsidiaries any person who or which is a customer of any of such entities during the Performance Period, (v) is determined to have engaged (whether or not prior to termination) in either gross misconduct or criminal activity harmful to the Company or a Subsidiary, or (vi) takes any action that harms the business interests, reputation, or goodwill of the Company or its Subsidiaries. The Committee may delegate its authority to determine whether Employee has engaged in “detrimental activity” to an officer of the Company or to a subcommittee of the Committee.

(b) “Disability” means such disability (whether physical or mental impairment) which totally and permanently incapacitates Employee from any gainful employment in any field which Employee is suited by education, training, or experience, as determined by the Committee in its sole and absolute discretion.

(c) “Retirement” means the Termination of Employment of Employee with the Company and all Subsidiaries at or after (i) age 55 or (ii) age 50 and completion of at least 10 years of service with the Company and all Subsidiaries.

(d) “Termination of Employment” means the termination of Employee’s employment with the Company and its Subsidiaries. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries shall not be considered a Termination of Employment. Any questions as to whether and when there has been a Termination of Employment, and the cause of such termination, shall be determined by the Committee in its sole and absolute discretion.

16. Miscellaneous.

(a) Employee hereby acknowledges that he or she has received, reviewed and accepted the terms and conditions applicable to this Agreement. Employee hereby accepts such terms and conditions, subject to the provisions of the Plan and administrative interpretations thereof. Employee further agrees that such terms and conditions shall control this Agreement, notwithstanding any provisions in any employment agreement or in any prior awards.

(b) Employee hereby acknowledges that he or she is to consult with and rely upon only Employee’s own tax, legal, and financial advisors regarding the consequences and risks of this Agreement and the award of Performance Share Units.

(c) This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(d) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (except that no effect shall be given to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction). Venue for any dispute arising under this Agreement shall lie exclusively in the state and/or federal courts of Harris County, Texas and the Southern District of Texas, Houston Division, respectively.

17. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same original.

IN WITNESS WHEREOF, Schlumberger Limited has caused this Agreement to be duly executed by one of its officers thereunto duly authorized, and Employee has executed this Agreement, effective as of the day and year first above written.

SCHLUMBERGER LIMITED

By

EMPLOYEE

ATTACHMENT I

Performance Condition

Subject to the provisions of this Agreement, vesting of the Performance Share Units is conditioned upon the Company achieving average annual Return on Capital Employed (“ROCE”) of greater than 12.5% for the period beginning on January 1, 2013 and ending on December 31, 2014 (the “Measurement Period”). ROCE means the sum of (i) income from continuing operations before charges and credits and (ii) the after tax impact of net interest expense, divided by the sum of (x) the average quarterly equity, including noncontrolling interests and (y) the average quarterly net debt.

The Average Annual ROCE shall be calculated as the average ROCE for each calendar year contained in the Measurement Period.

The number of Performance Share Units that shall vest as of the vesting date shall be equal to the product of (i) the Target Performance Share Units and (ii) the Payout Factor (with any fractional shares rounded up to the next whole share).

The ROCE achieved shall be certified by the Committee and shall determine the Payout Factor based on the chart below. The Payout Factor for ROCE achievement levels between points on this chart shall be determined by linear interpolation between the values listed. In no event shall the Payout Factor exceed 250%. If the ROCE achieved is less than or equal to 12.5%, the Payout Factor shall be zero.

Average Annual ROCE Achieved	Payout Factor
Less than or equal to 12.5%	0%
15% (“Target”)	100%
20%	200%
Greater than or equal to 25%	250%